                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-47959
PROSPECTUS

                                  $400,000,000

                          SOUTHERN NATURAL GAS COMPANY

                                DEBT SECURITIES

                               ------------------

       Southern Natural Gas Company may offer and sell in one or more offerings unsecured debt securities consisting of senior notes and debentures and/or other unsecured evidences of indebtedness in one or more series.

     The aggregate initial offering price of the debt securities that we offer by this prospectus will not exceed $400 million. We will offer the debt securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings.

     We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                February 7, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    2
Cautionary Statement Regarding Forward-Looking Statements...    2
Where You Can Find More Information.........................    3
Southern Natural Gas Company................................    4
Use of Proceeds.............................................    4
Ratio of Earnings to Fixed Charges and Ratio Of Earnings to
  Combined Fixed Charges and Preferred and Preference Stock
  Dividend Requirements.....................................    5
Description of the Debt Securities..........................    5
Plan of Distribution........................................   12
Legal Matters...............................................   13
Experts.....................................................   13

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (SEC) utilizing a "shelf" registration process. Under this shelf process, we may sell our debt securities described in this prospectus in one or more offerings up to a total offering amount of $400 million. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the debt securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     In this prospectus, references to "Southern Natural Gas," "we," "us" and "our" mean Southern Natural Gas Company. References to "El Paso" mean El Paso Corporation.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements in this prospectus, the accompanying prospectus supplement and in documents that are incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of our operations. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal proceedings and claims, including environmental matters, pending proceedings with, or the effects of rulings of, the Federal Energy Regulatory Commission or applicable state regulatory agencies, future economic performance, operating income, cost savings, management's plans and goals and objectives for future operations. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are necessarily estimates reflecting the best judgment of our senior management, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

     Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the documents that have been incorporated by reference into this document. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We will not publicly release any revisions to these forward-looking statements reflecting events or circumstances after the date of this prospectus or reflecting the occurrence of unanticipated events, unless the securities laws require us to do so.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the debt securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

     In addition, we file reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room        New York Regional Office     Chicago Regional Office
Room 1024                    Suite 100                    Citicorp Center
450 Fifth Street, N.W.       7 World Trade Center         Suite 1400
Washington, D.C. 20549       New York, New York 10048     500 West Madison Street
                                                          Chicago, Illinois
                                                          60661-2511

     You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including our parent company, El Paso, that file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about each of us at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

     We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

SEC FILINGS (FILE NO. 1-2745)                           PERIOD/DATE FILED
-----------------------------                           -----------------
Annual Report on Form 10-K                  Year ended December 31, 1999
Quarterly Reports on Form 10-Q              Quarters ended March 31, 2000, June 30,
                                            2000 and September 30, 2000
Current Report on Form 8-K                  Filed February 6, 2001

     We incorporate by reference additional documents that we may file with the SEC until all of the securities offered by this prospectus have been sold. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

     You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

                          Southern Natural Gas Company
                          Office of Investor Relations
                            El Paso Energy Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                         Telephone No.: (713) 420-2131

     We have not authorized anyone to give any information or make any representation that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

     The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

                          SOUTHERN NATURAL GAS COMPANY

     We are a Delaware corporation organized in 1935 and a wholly owned subsidiary of El Paso Corporation, a Delaware corporation. El Paso is engaged, through us and other subsidiaries, in energy-related activities. Our principal business is the transmission of natural gas in interstate commerce. We and our subsidiaries own 8,210 miles of interstate pipeline. Our interstate pipeline systems have a design capacity of 2.8 MMcf/d of natural gas. Our interstate pipeline systems extend from gas fields in Texas, Louisiana, Mississippi, Alabama and the Gulf of Mexico to markets in Louisiana, Mississippi, Alabama, Florida, Georgia, South Carolina and Tennessee. We also own a terminalling facility and participate in a gas storage joint venture.

     Our principal executive offices are in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2131.

                                USE OF PROCEEDS

     We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes unless we specify otherwise in an applicable prospectus supplement. We may invest any funds we do not require immediately for general corporate purposes in marketable securities and short-term investments.

          RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
           COMBINED FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK
                             DIVIDEND REQUIREMENTS

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                 YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                             --------------------------------   --------------
                                             1995   1996   1997   1998   1999   1999     2000
                                             ----   ----   ----   ----   ----   -----    -----
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Combined Fixed
  Charges and Preferred and Preference
  Stock Dividend Requirements(1)...........  3.7    4.5    5.8    4.9    2.2     4.0      4.6

(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since we have no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

For the purposes of computing these ratios, earnings means income (loss) from continuing operations before:

     - income taxes;

     - interest expense, not including interest on rate refunds;

     - amortization of debt costs;

     - that portion of rental expense which we believe to represent an interest factor; and

     - adjustment to equity earnings to reflect actual distributions from equity investments.

Fixed charges means the sum of the following:

     - interest costs, not including interest on rate refunds;

     - amortization of debt costs; and

     - that portion of rental expense which we believe to represent an interest factor.

                       DESCRIPTION OF THE DEBT SECURITIES

     Any debt securities we offer will be our direct, unsecured and unsubordinated general obligations. The debt securities will be senior debt securities and will be issued under an indenture, dated as of June 1, 1987, between us and The Chase Manhattan Bank (formerly known as Chemical Bank, successor by merger to Manufacturers Hanover Trust Company), as indenture trustee, as supplemented by the first supplemental indenture, dated as of September 30, 1997, between us and the trustee.

     We have summarized selected provisions of the indenture below. The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the debt securities. The indenture has been filed as an exhibit to the registration statement.

GENERAL

     The debt securities will be our direct, unsecured obligations. The debt securities will rank equally with all of our other senior and unsubordinated debt.

     A prospectus supplement and a supplemental indenture or resolution of our board of directors relating to any series of debt securities being offered will include specific terms relating to the offered debt securities. These terms will include some or all of the following:

        - the title, type and denominations, if other than $1,000 and any integral multiple thereof, of the debt securities;

        - whether the debt securities are to be issued in whole or in part in permanent global form and, if so, the conditions under which some may be exchanged for registered securities;

        - the total principal amount of the debt securities and the currency, if other than U.S. dollars, in which such notes are denominated;

        - the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

        - the dates on which the principal of and premium, if any, on the debt securities will be payable, the terms on which any such maturity date may be extended and the place or places where the principal of, and premium, if any, will be payable;

        - the interest rate which the debt securities will bear, or the method by which such rate shall be determined, the dates from which interest shall accrue and the interest payment dates for the debt securities;

        - any optional redemption periods;

        - our obligation, if any, to redeem, purchase or repay any of the debt securities, and any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

        - any changes to or additional events of defaults or covenants;

        - any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

        - the currency or currencies, including composite currencies, with which payments shall be made, if other than U.S. currency;

        - if the amount of any payments on the debt securities may be determined by reference to an index, the manner for determining same;

        - any events of default with respect to such series;

        - the application of the defeasance provision of the indenture to the debt securities;

        - any additional restrictive covenants; and

        - any other terms of the debt securities.

     The indenture does not limit the amount of debt securities that may be issued. The indenture allows debt securities to be issued up to the principal amount that we may authorize and may be in any currency or currency unit we designate.

     Debt securities of a series may be issued in registered or global form, without coupons.

DENOMINATIONS

     The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in registered form of $1,000 each, or multiples of $1,000.

LIMITATION ON LIENS

     The indenture provides that we will not, nor will we permit our restricted subsidiaries to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned on the date of the indenture or thereafter acquired, to secure any of our debt or any other person (other than the senior debt securities issued under the indenture), without causing all of the debt securities outstanding under the indenture to be secured equally and ratably with, or prior to, the new debt so long as the new debt is so secured. This restriction does not prohibit us from creating the following:

        - purchase money mortgages and preexisting mortgages (whether or not assumed) on acquired property;

        - liens on property acquired or constructed by us or a restricted subsidiary and created within one year after the later of the completion of the acquisition or construction or the commencement of operation of the project;

        - liens of our restricted subsidiaries outstanding at the time they become restricted subsidiaries;

        - liens created by us or our restricted subsidiaries to secure funded indebtedness of ours or any restricted subsidiary which in the aggregate does not exceed 15% of our "consolidated net tangible assets," as defined in the indenture;

        - liens on certain equipment, inventory and contract rights;

        - any lien on coal, geothermal resources, natural gas, liquefied natural gas or synthetic fuel owned by us or any restricted subsidiary;

        - liens securing short-term indebtedness;

        - various public, governmental grantors' liens and encumbrances;

        - liens arising in connection with production payments, reserved interests and other similar transactions;

        - leases and easements; and

        - various other liens.

     The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with this covenant with respect to that series of debt securities.

     In the indenture, the term "restricted subsidiary" is defined to mean an operating subsidiary, substantially all of the physical properties of which are located, and substantially all of the business of which is carried on, in the continental United States, the primary business of which consists of exploration for, or purchase, development, storage, conservation, processing, production or transmission of, natural gas, oil or other hydrocarbons or reserves thereof, and all of the shares of capital stock of which at the time outstanding are owned by us or other restricted subsidiaries; provided, that once an operating subsidiary has become a restricted subsidiary, it remains a restricted subsidiary so long as at least a majority of the outstanding shares of its capital stock having ordinary voting rights is so owned.

EVENTS OF DEFAULT

     "Event of default" when used in the indenture, means any of the following with respect to a series of debt securities:

        - default in the payment of any installment of interest on any debt securities of that series when due, continued for 30 days;

        - default in the payment of principal or premium, if any, on any debt securities of that series when due;

        - default in the payment or satisfaction of any sinking fund obligation with respect to debt securities of that series when due;

        - failure to observe or perform any other covenant (other than a covenant included in the indenture for the benefit of any series of debt securities other than that series) for 90 days, or 30 days in certain cases, after notice by the trustee or by the holders of 25% in principal amount of the outstanding debt securities of such series;

        - certain events of default on other funded indebtedness of us or our restricted subsidiaries;

        - certain events of bankruptcy, insolvency or reorganization with respect to us or our restricted subsidiaries; or

        - any other event of default set forth in the prospectus supplement applicable to that series of debt securities.

     An event of default with respect to a particular series of debt securities issued under the indenture will not necessarily be an event of default with respect to any other series of debt securities issued thereunder. In case an event of default shall occur and be continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the series then outstanding may declare the principal (or, if the debt securities of such series are discounted debt securities, the portion of the principal as may be specified in the terms of that series) of such series and the interest accrued thereon to be due and payable immediately.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any default resulting in acceleration of maturity of the debt securities of such series but only if all defaults with respect to such series have been remedied and all payments due (other than by acceleration) with respect to such series have been made. Prior to acceleration of maturity of a particular series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may on behalf of the holders of all debt securities of such series waive any past default under the indenture and its consequences, except a default in the payment of interest or premium, if any, on or the principal of any of the debt securities of such series.

     Please read the prospectus supplement relating to each series of debt securities that are discounted debt securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of the discounted debt securities upon the occurrence of an event of default.

MODIFICATION OF INDENTURE

     Except for some modifications and amendments that are not adverse to holders of outstanding debt securities, we and the trustee may modify and amend the indenture only with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the indenture which is affected by the modification or amendment, provided that no modification or amendment may: (1) change the stated maturity date of the principal of, or any interest on, any debt security, reduce the principal amount of, or the interest or premium, if any, on any debt security (including in the case of a discounted Debt Security the amount payable upon acceleration of the maturity thereof or provable in bankruptcy), change the currency of payment of principal of or interest, or premium, if any, on any debt security, or impair the right to institute suit for the enforcement of any payment of the principal of, and premium, if any, and interest on any debt security, without the consent of the holder of the debt security; or (2) reduce the percentage of debt securities that are required to consent to modify or amend the indenture without the consent of the holders of all affected securities.

DEFEASANCE AND COVENANT DEFEASANCE

     The indenture provides that, if and to the extent that the provisions of Article Fifteen of the indenture are made applicable to the debt securities of any series and certain conditions are met, we may elect either or both (1) to be discharged from any and all obligations with respect to that series of debt securities, or

"defeasance," (except for the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust) or (2) to be released from our obligations described above under "Limitation on Liens" with respect to those debt securities, or "covenant defeasance," and any omission to comply with those obligations will not constitute an event of default with respect to debt securities of that series, upon the irrevocable deposit with the trustee of funds which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and premium, if any, and interest on that series of debt securities, and any mandatory sinking fund or analogous payments on them, on the scheduled due dates.

     Under current federal income tax law, in the event we elect defeasance it is likely that any deposit with the trustee of funds as described above and discharge of the indenture with respect to any series of debt securities will be treated as a taxable exchange of that series of debt securities for interests in the trust. In that event, a holder of the debt securities will recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust, and then will be required to include in income a share of the income, gain and loss of the trust. Purchasers of debt securities should consult their own tax advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the federal income tax law.

     In the event we elect covenant defeasance with respect to debt securities of any series, and the debt securities of that series are declared due and payable because an event of default occurs (other than the event of default described above in the fourth bullet point under "Events of Default"), the amount of funds on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity, but may not be sufficient to pay amounts due on the debt securities when payments of principal, premium, if any, and interest are accelerated due the event of default. However, we will remain liable for those payments.

     The prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance with respect to the debt securities of a particular series.

CONSOLIDATION, MERGER OR SALE

     Nothing in the indenture prohibits our consolidation or merger with or into any other corporation, or the sale or conveyance of substantially all of our properties to any other person (including any subsidiary), without the consent of the holders of the debt securities, provided that the successor assumes all of our obligations under the indenture and the debt securities and we meet certain other conditions.

PAYMENT AND TRANSFER

     Unless we specify otherwise in a prospectus supplement, we will pay principal, interest and any premium on the debt securities, and they may be surrendered for payment or transferred, at the offices of the trustee. We will make payment on registered securities by check mailed to the persons in whose names the debt securities are registered or by transfer to an account maintained by the registered holder on days specified in the indenture or any prospectus supplement. If we make debt securities payments in other forms, we will specify the form and place in a prospectus supplement.

     We will maintain a corporate trust office of the trustee or another office or agency for the purpose of transferring or exchanging fully registered securities, without the payment of any service charge except for any tax or governmental charge.

GLOBAL SECURITIES

     We may issue one or more series of the debt securities as permanent global debt securities deposited with a depositary. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depository Trust Company (DTC) acts as depositary.

     Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

     Ownership of beneficial interests in a global debt security is limited to participants that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

     We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither we, the trustee nor any of our respective agents, will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

        - DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Exchange Act;

        - we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

        - here shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

     Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and integral multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

     Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

THE TRUSTEE

     The Chase Manhattan Bank is trustee for Southern Natural Gas and for El Paso under other indentures, has from time to time made loans to Southern Natural Gas and has performed other services for Southern Natural Gas and El Paso in the normal course of its business.

     The indenture requires us to file annually with the trustee a certificate as to the absence of default and as to compliance with the terms of the indenture. The indenture provides that the trustee may withhold notice to the holders of the debt securities of any default (except in payment of principal, premium, if any, or interest or in payment of any sinking fund obligation) if it considers it in the interest of the holders of the debt securities to do so.

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the indenture provides that the trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of the holders of the debt securities unless those holders have offered to the trustee reasonable indemnity. Subject to those provisions for indemnification and certain other rights of the trustee, the indenture provides that the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

                              PLAN OF DISTRIBUTION

     We may sell our debt securities through agents, underwriters or dealers, or directly to purchasers.

     We may designate agents to solicit offers to purchase our debt securities.

        - We will name any agent involved in offering or selling our debt securities, and any commissions that we will pay to the agent, in our prospectus supplement.

        - Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

        - Our agents may be deemed to be underwriters of any of our debt securities that they offer or sell.

     We may use one or more underwriters in the offer or sale of our debt securities.

        - If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our debt securities.

        - We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

        - The underwriters will use our prospectus supplement to sell our debt securities.

     We may use a dealer to sell our debt securities.

        - If we use a dealer, we, as principal, will sell our debt securities to the dealer.

        - The dealer will then sell our debt securities to the public at varying prices that the dealer will determine at the time it sells our debt securities.

        - We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

     We may directly solicit offers to purchase our debt securities, and we may directly sell our debt securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

     We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our debt securities at the public offering price under delayed delivery contracts.

        - If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the debt securities under the delayed delivery contracts.

        - These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

        - We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our debt securities under delayed delivery contracts will be entitled to receive.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, Southern Natural Gas or El Paso in the ordinary course of business.

     All debt securities offered will be a new issue of debt securities with no established trading market. Any underwriter to whom debt securities are sold for public offering and sale may make a market in such debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities may or may not be listed on a national securities exchange or a foreign securities exchange. We cannot give you any assurance as to the liquidity of or the trading markets for any debt securities.

                                 LEGAL MATTERS

     The legality of the debt securities will be passed upon for us by Andrews & Kurth L.L.P., Houston, Texas. If the debt securities are being distributed in an underwritten offering, the validity of the debt securities will be passed on for the underwriters by counsel named in the applicable prospectus supplement.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.